                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-156115

                         PROSPECTUS SUPPLEMENT NO. 1 TO
                       PROSPECTUS DATED DECEMBER 24, 2008

                             ENERJEX RESOURCES, INC.
                        1,000,000 SHARES OF COMMON STOCK
                          (par value $0.001 per share)

                     _______________________________________

     This Prospectus Supplement relates to the resale of up to 1,000,000 shares of Common Stock, par value $0.001 per share, of EnerJex Resources, Inc.
("EnerJex"). These shares may be offered or sold by the selling stockholder identified on page 77 of the Prospectus dated December 24, 2008 (the "Base
Prospectus") in the manner provided in the Base Prospectus. See "Plan of
Distribution" in the Base Prospectus. EnerJex will not receive any proceeds from such transactions.

     See  "Risk  Factors"  on  page  11  of  the  Base  Prospectus  for  certain considerations relevant to an investment in the Common Stock.

                     _______________________________________

NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
PROSPECTUS   SUPPLEMENT  OR  THE   PROSPECTUS  IS  TRUTHFUL  OR  COMPLETE.   ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     _______________________________________

     This Prospectus  Supplement should be read in conjunction with, and may not be delivered or utilized  without,  the Prospectus  dated December 24, 2008 (the
"Prospectus").  EnerJex has agreed to indemnify the selling  stockholder against certain  liabilities,  including  liabilities  under the Securities Act of 1933.
Capitalized  terms used in this Prospectus  Supplement and not otherwise defined have the same meanings as in the Prospectus.

     The date of this Prospectus Supplement is January 16, 2009.

                               RECENT DEVELOPMENTS

     Termination  of  Material  Contract.  Attached  hereto  is an 8-K  filed by
EnerJex on  January  16,  2009 to report  the  termination  of the  Amended  and
Restated Well  Development  Agreement and Option for "Gas City  Property"  dated
August 10,  2007  between  EnerJex  and  Euramerica  Energy  Inc.

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) January 16, 2009

                           a. ENERJEX RESOURCES, INC.
--------------------------------------------------------------------------------
                   (Name of small business issuer in its charter)

        Nevada                           000-30234                88-0422242
--------------------------------------------------------------------------------
(State or other jurisdiction of    (Commission File Number)      (IRS Employer
    incorporation)                                             entification No.)

27 Corporate Woods, Suite 350
10975 Grandview Drive
Overland Park, KS                                                          66210
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                              (Zip Code)

       Registrant's telephone number, including area code: (913) 754-7754

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions:

    Written  communications  pursuant to Rule 425 under the  Securities Act (17
     CFR 230.425)

    Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
     240.14a-12)

    Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

    Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement

     On January 16, 2009, the Registrant issued a press release  announcing that
Euramerica Energy Inc.  ("Euramerica")  failed to fully fund by January 15, 2009 both the balance of the purchase  price and the

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     remaining  development  capital  owed under the Amended and  Restated  Well
     Development  Agreement  and  Option  for "Gas City  Property"  between  the
     Registrant and Euramerica dated August 10, 2007. Therefore,  Euramerica has forfeited all of its interest in the  property,  including all interests in any wells,  improvements or assets, and all of Euramerica's interest in the property  reverts back to EnerJex Kansas,  Inc.,  formerly known as Midwest
     Energy, Inc. a wholly owned subsidiary of the Registrant.  In addition, all operating  agreements between the Registrant and Euramerica relating to the
     Gas City Project are null and void.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number             Description

99.1               Press Release dated January 16, 2009

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                                   SIGNATURES

     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the
Registrant  has duly  caused  this  Report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

                                        ENERJEX RESOURCES, INC.

                                        By: /s/ C. Stephen Cochennet
                                            ---------------------------------
                                            C. Stephen Cochennet,
                                            Chief Executive Officer

Date: January 16, 2009

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                                                          FOR IMMEDIATE RELEASE

              ENERJEX RESOURCES RETAINS RIGHTS TO GAS CITY PROJECT

     OVERLAND PARK, KAN.  (January 16, 2009) - EnerJex  Resources,  Inc. (OTCBB:
ENRJ.OB) today reported that it will retain ownership of the Gas City Project in
Allen County,  KS. Euramerica Energy Inc.  ("Euramerica") had previously held an option to purchase  and  develop  6,600  acres of the  approximately  7,500 acre property.

     Euramerica failed to fully fund by January 15, 2009 both the balance of the purchase price and the remaining  development capital owed under the Amended and
Restated Well Development  Agreement and Option for "Gas City Property"  between the Registrant and  Euramerica.  Therefore,  Euramerica has forfeited all of its interest in the property,  including all interests in any wells, improvements or assets, and all of Euramerica's interest in the property reverts back to EnerJex
Kansas,  Inc.,  formerly known as Midwest Energy, Inc, a wholly owned subsidiary of the Registrant.  In addition, all operating agreements between the Registrant and Euramerica relating to the Gas City Project are null and void.

     EnerJex  CEO,  Steve  Cochennet,  commented,  "With the  expiration  of the
Euramerica  option we will  begin to  evaluate  other  alternatives  toward  the development or disposition of this asset."

About EnerJex Resources, Inc.
EnerJex is an oil and  natural  gas  acquisition,  exploration  and  development company.  EnerJex's principal strategy is to focus on the acquisition of oil and natural gas mineral  leases that have existing  production  and cash flow.  Once such leases are acquired,  EnerJex implements an accelerated development program
utilizing  capital  resources,   a  regional  operating  focus,  an  experienced
management and technical team, and enhanced recovery  technologies to attempt to increase production and increase returns for its stockholders. EnerJex's oil and natural gas  acquisition  and  development  activities are currently  focused in
Eastern Kansas.

More  information  on EnerJex and its  operations  can be found on its  website:
www.EnerJexResources.com.

Forward-Looking Statement
The  statements  in this press  release  regarding  the  operational  successes, including the BOEPD from EnerJex wells, number of current and anticipated wells, well success rate,  current  operations,  future outlook,  and any other effects resulting  from any of the above  forward-looking  statements  involve risks

                                      S-5

and uncertainties.  Such risks and uncertainties,  include,  but are not limited to: the continued  production of oil in light of declining  economic  conditions and commodity prices; costs of operations and development; delays, and any other
difficulties  related  to  producing  oil;  rig  availability;   price  of  oil;
exploitation and exploration successes;  potential day to day fluctuations for a number of reasons,  including weather,  equipment failure,  and normal operating cycles; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation;  actions taken and to be taken by the government as a result of political and economic conditions; future financial and operational  results;  competition;  general  economic,  market or business  conditions;  and the ability to manage and continue  growth.  Although
EnerJex believes the expectations  expressed in such forward-looking  statements are based on  reasonable  assumptions,  such  statements  are not  guarantees of future performance and actual results or developments may differ materially from those in the  forward-looking  statements.

Should  one or more of  these  risks or  uncertainties  materialize,  or  should underlying assumptions prove incorrect, actual outcomes may vary materially from those  indicated.  Important  factors that could cause actual  results to differ materially  from the  forward-looking  statements  EnerJex  makes  in this  news release  include  market  conditions and those set forth in reports or documents
EnerJex  files from time to time with the  Securities  and  Exchange  Commission
(SEC).  EnerJex  undertakes no obligation to revise or update such statements to reflect current events or circumstances  after the date hereof or to reflect the occurrence of unanticipated events.

                                      ###

For further information contact:
Dede Jones, Chief Financial Officer
EnerJex Resources, Inc.
913-754-7754 or djones@enerjexresources.com

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